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                                                                 Exhibit 99.a(3)

                        KOBRICK-CENDANT INVESTMENT TRUST
                       AMENDMENT TO MASTER TRUST AGREEMENT
                   (CHANGING NAME TO KOBRICK INVESTMENT TRUST)

      Amendment to the Agreement and Declaration of Trust made at Boston, Massachusetts as of December 29, 1998, by the Trustees thereunder.

                                   WITNESSETH

      WHEREAS, the Trust was formed by the Agreement and Declaration of Trust, dated as of October 10, 1997; and

      WHEREAS, the Declaration of Trust provides that the Declaration of Trust may be amended at any time, so long as such amendment does not have a material adverse effect on the rights of any Shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the 1940 Act, by an instrument in writing signed by an officer of the Trust pursuant to the vote of a majority of the Trustees; and

      WHEREAS, by unanimous vote on December 7, 1998, the Trustees approved the amendment of the Declaration of Trust to change the name of the Trust to Kobrick Investment Trust.

      NOW, THEREFORE, the Declaration of Trust is hereby amended to reflect the name of the Trust and the Funds created thereunder to "Kobrick Investment Trust," the "Kobrick Emerging Growth Fund," and the "Kobrick Capital Fund" and the "Kobrick Growth Fund."

      IN WITNESS WHEREOF, the undersigned hereunto sets his hand in the City of Boston, Massachusetts as of the day and year first above written.

                                  /s/ Richard A. Goldman
                                      ------------------------------
                                      Richard A. Goldman
                                      Secretary